Exhibit 99.1
For Immediate Release

TrueCar Reports Fourth Quarter and Full Year 2019 Financial Results

SANTA MONICA, CALIF., February 20, 2020 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights

•Fourth quarter total revenue of $89.7 million, down (2)% from $91.1 million in the fourth quarter of 2018.
•Fourth quarter net loss of $(8.8) million, or $(0.08) per basic and diluted share, compared to net loss of $(6.4) million, or $(0.06) per basic and diluted share, in the fourth quarter of 2018.
•Fourth quarter Non-GAAP net loss(1) of $(1.3) million, or $(0.01) per basic and diluted share, compared to Non-GAAP net income of $3.3 million, or $0.03 per basic and diluted share, in the fourth quarter of 2018.
•Fourth quarter Adjusted EBITDA(2) of $4.3 million, representing an Adjusted EBITDA margin(3) of 4.8%, compared to Adjusted EBITDA of $8.7 million, representing an Adjusted EBITDA margin of 9.6%, in the fourth quarter of 2018.

2019 Financial Highlights

•Total revenue of $353.9 million, flat from $353.6 million in FY 2018.
•Net loss of $(54.9) million, or $(0.52) per basic and diluted share, compared to net loss of $(28.3) million, or $(0.28) per basic and diluted share, in FY 2018.
•Non-GAAP net loss of $(3.5) million, or $(0.03) per basic and diluted share, compared to Non-GAAP net income of $11.7 million, or $0.11 per basic and diluted share, in FY 2018.
•Adjusted EBITDA of $18.9 million, representing an Adjusted EBITDA margin of 5.3%, compared to Adjusted EBITDA of $33.5 million, representing an Adjusted EBITDA margin of 9.5%, in FY 2018.
•Cash and cash equivalents of approximately $182 million at December 31, 2019.

(1)Non-GAAP net (loss) income is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.
(2)Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.
(3)Adjusted EBITDA margin is a Non-GAAP financial measure, calculated as Adjusted EBITDA divided by total revenue.

Key Operating Metrics

•Average monthly unique visitors(4) increased 19% to 7.7 million in the fourth quarter of 2019, up from approximately 6.5 million in the fourth quarter of 2018. In FY 2019, average monthly unique visitors decreased (1)% to approximately 7.4 million, down from 7.5 million in FY 2018.
•Units(5) were 248,037 in the fourth quarter of 2019, down from 257,017 in the fourth quarter of 2018. In FY 2019, units were 998,495, down from 1,005,029 in FY 2018.
•Monetization(6) was $342 during the fourth quarter of 2019, compared to $334 during the fourth quarter of 2018. Monetization was $335 during FY 2019, compared to $333 during FY 2018.
•Franchise dealer count(7) was 12,565 as of December 31, 2019, a (1)% decrease from 12,674 as of December 31, 2018.
•Independent dealer count(8) was 4,395 as of December 31, 2019, a 20% increase from 3,655 as of December 31, 2018.

Business Outlook

Our guidance for the first quarter ending March 31, 2020 is as follows:
•Revenues are expected to be in the range of $87 million to $89 million.
•Adjusted EBITDA is expected to be in the range of $3 million to $4 million.(9)

Our guidance for the full year ending December 31, 2020 is as follows:
•Revenues are expected to be in the range of $335 million to $355 million.
•Adjusted EBITDA is expected to be in the range of $15 million to $20 million.(9)

(4)We define a monthly unique visitor as an individual who has visited our website, our landing pages on our affinity group marketing partner sites or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in the period.
(5)We define units as the number of automobiles purchased from TrueCar Certified Dealers that are matched to users of TrueCar.com, our mobile applications or the car-buying sites and mobile applications that we maintain for our affinity group marketing partners.
(6)We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue (dealer revenue and OEM incentives revenue) in a given period by the number of units in that period.
(7)We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold at each individual location, or rooftop, regardless of the size of the dealership that owns the rooftop. Note that this number excludes Genesis franchises on our program due to Hyundai’s transition of Genesis to a stand-alone brand. To facilitate period-over-period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.
(8)We define independent dealer count as the number of dealers in the network of TrueCar Certified Dealers at the end of a given period that exclusively sell used vehicles and are not directly affiliated with a new car manufacturer. This number is calculated by counting each location, or rooftop, individually, regardless of the size of the dealership that owns the rooftop.
(9)We are unable to provide reconciliations of forward-looking Adjusted EBITDA without unreasonable effort because of the uncertainty and potential variability in amount and timing of stock-based compensation, certain transaction expenses and certain litigation costs, which are reconciling items between GAAP net loss and Adjusted EBITDA and could significantly impact GAAP results.

Conference Call Information

Members of our management will host a conference call today, February 20, 2020, to discuss our fourth quarter and full year 2019 results at 4:30 p.m. Eastern Time. To participate, domestic callers should dial 1-877-407-0789 and international callers should dial 1-201-689-8562. A replay of the call may be accessed the same day from 7:30 p.m. Eastern Time on Thursday, February 20, 2020 until 11:59 p.m. Eastern Time on Thursday, March 5, 2020 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering replay PIN 13698256. An archived version of the call will also be available upon completion on the Investor Relations section of our website at ir.truecar.com. We have used, and intend to continue to use, our Investor Relations website (ir.truecar.com), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our future revenue growth potential and opportunities and our outlook for the first quarter and full year 2020, including our expectations regarding future revenue and adjusted EBITDA. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 filed with the Securities and Exchange Commission, or SEC, and our Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and, except as required by law, management assumes no obligation to update those forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net (loss) income and Non-GAAP net (loss) income per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, certain transaction expenses, certain litigation costs, changes in the fair value of contingent consideration and income taxes. We define Non-GAAP net (loss) income as net loss adjusted to exclude stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, certain transaction expenses, certain litigation costs and changes in the fair value of contingent consideration. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net (loss) income to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net (loss) income should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
We use Adjusted EBITDA and Non-GAAP net (loss) income as operating performance measures because each is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net (loss) income facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net (loss) income and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.
Our use of each of Adjusted EBITDA and Non-GAAP net (loss) income has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;
•neither Adjusted EBITDA nor Non-GAAP net (loss) income reflects changes in, or cash requirements for, our working capital needs;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•neither Adjusted EBITDA nor Non-GAAP net (loss) income reflects severance charges associated with the departures of certain of our former executives in the second quarter of 2019;
•neither Adjusted EBITDA nor Non-GAAP net (loss) income reflects the severance charges associated with a restructuring plan initiated and completed in the first quarter of 2019 to improve efficiency and reduce expenses;
•neither Adjusted EBITDA nor Non-GAAP net (loss) income reflects the legal, accounting, consulting and other third-party fees and costs that we incurred in connection with the evaluation and negotiation of potential merger and acquisition transactions;
•neither Adjusted EBITDA nor Non-GAAP net (loss) income reflects the costs to advance our claims in certain litigation or the costs to defend ourselves in various complaints filed against us;
•neither Adjusted EBITDA nor Non-GAAP net (loss) income considers the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation; and
•other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net (loss) income differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net (loss) income alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA and Non-GAAP net (loss) income, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net (loss) income and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net (loss) income that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our network of 16,500 Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars -- all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including USAA, Sam’s Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pr@truecar.com

Investor Relations Contact:
Danny Vivier
Vice President, Investor Relations and Strategic Finance
424-258-8017
dvivier@truecar.com

Public Relations & Media Contact
Shadee Malekafzali
Senior Director, Public Relations
424-258-8694
shadee@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Revenues	$89,668	$91,074	$353,880	$353,571
Costs and operating expenses:
Cost of revenue	7,768	8,213	33,427	31,154
Sales and marketing	56,410	55,952	229,342	213,415
Technology and development	12,462	14,715	57,188	61,348
General and administrative	15,644	13,135	65,148	54,140
Depreciation and amortization	6,264	5,869	25,591	22,677
Total costs and operating expenses	98,548	97,884	410,696	382,734
Loss from operations	(8,880)	(6,810)	(56,816)	(29,163)
Interest income	673	1,072	3,495	3,314
Interest expense	—	(664)	—	(2,649)
Loss from equity method investment	(543)	—	(1,280)	—
Loss before income taxes	(8,750)	(6,402)	(54,601)	(28,498)
Provision for (benefit from) income taxes	63	(9)	289	(177)
Net loss	$(8,813)	$(6,393)	$(54,890)	$(28,321)
Net loss per share:
Basic and diluted	$(0.08)	$(0.06)	$(0.52)	$(0.28)
Weighted average common shares outstanding, basic and diluted	106,681	104,065	105,805	102,149

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2019	2018

Assets
Current assets
Cash and cash equivalents	$181,534	$196,128
Accounts receivable, net	44,888	47,760
Prepaid expenses	7,215	7,468
Other current assets	6,104	4,103
Total current assets	239,741	255,459
Property and equipment, net	29,797	61,511
Operating lease right-of-use assets	36,064	—
Goodwill	73,311	73,311
Intangible assets, net	17,260	23,451
Equity method investment	21,894	—
Other assets	3,620	7,228
Total assets	$421,687	$420,960
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,336	$26,305
Accrued employee expenses	5,969	4,349
Operating lease liabilities, current	5,875	—
Accrued expenses and other current liabilities	20,990	10,908
Total current liabilities	54,170	41,562
Deferred tax liabilities	783	568
Lease financing obligation, net of current portion	—	22,987
Operating lease liabilities, net of current portion	37,127	—
Other liabilities	2,336	9,290
Total liabilities	94,416	74,407
Stockholders’ Equity
Common stock	11	10
Additional paid-in capital	759,322	720,025
Accumulated deficit	(432,062)	(373,482)
Total stockholders’ equity	327,271	346,553
Total liabilities and stockholders’ equity	$421,687	$420,960

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net loss	$(8,813)	$(6,393)	$(54,890)	$(28,321)
Non-GAAP adjustments:
Interest income	(673)	(1,072)	(3,495)	(3,314)
Interest expense	—	664	—	2,649
Depreciation and amortization	6,264	5,869	25,591	22,677
Stock-based compensation (1)	6,592	8,903	37,974	37,219
Share of net loss of equity method investment	543	—	1,280	—
Certain litigation costs (2)	139	161	1,575	2,157
Executive departure costs (3)	138	—	5,089	—
Restructuring charges (4)	—	—	3,280	—
Transaction costs (5)	—	620	1,926	620
Change in fair value of contingent consideration	75	—	300	—
Provision for (benefit from) income taxes	63	(9)	289	(177)
Adjusted EBITDA	$4,328	$8,743	$18,919	$33,510

(1)The excluded amount includes stock-based compensation of $7.2 million incurred in the second quarter of 2019 associated with the acceleration of certain equity awards and the extension of the exercise period for certain vested stock options related to the departures of certain executives, including our former chief executive officer.
(2)The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending that resolution.
(3)The excluded amounts represent severance charges associated with the separation of our former chief executive officer and the termination of executive-level employees in connection with the change in chief executive officer and related recruiting fees for the search of a new chief executive officer. For the three months ended December 31, 2019, we incurred $0.1 million in related recruiting fees. For the year ended December 31, 2019, we incurred $4.6 million in executive severance costs, as well as related recruiting fees of $0.5 million. We believe excluding the impact of these terminations and the associated chief executive officer recruiting fees is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.
(4)The excluded amount includes $3.3 million in charges associated with a restructuring plan undertaken in the first quarter of 2019 to improve efficiency and reduce expenses. We believe excluding the impact of these charges is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.
(5)The excluded amounts represent external legal, accounting, consulting and other third-party fees and costs we incurred in connection with the evaluation and negotiation of potential acquisition transactions. These expenses are included in general and administrative expenses in our consolidated statements of operations. We consider these fees and costs, which are associated with potential merger and acquisition transactions outside the normal course of our operations, to be unrelated to our underlying results of operations and believe that their exclusion provides investors with a more complete understanding of the factors and trends affecting our business operations.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET (LOSS) INCOME
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net loss	$(8,813)	$(6,393)	$(54,890)	$(28,321)
Non-GAAP adjustments:
Stock-based compensation (1)	6,592	8,903	37,974	37,219
Loss from equity method investment	543	—	1,280	—
Certain litigation costs (2)	139	161	1,575	2,157
Executive departure costs (3)	138	—	5,089	—
Restructuring charges (4)	—	—	3,280	—
Transaction costs (5)	—	620	1,926	620
Changes in the fair value of contingent consideration	75	—	300	—
Non-GAAP net (loss) income (6)	$(1,326)	$3,291	$(3,466)	$11,675

Non-GAAP net (loss) income per share:
Basic	$(0.01)	$0.03	$(0.03)	$0.11
Diluted	$(0.01)	$0.03	$(0.03)	$0.11

Weighted average common shares outstanding:
Basic	106,681	104,065	105,805	102,149
Diluted	106,681	105,945	105,805	104,378

(1)The excluded amount includes stock-based compensation of $7.2 million incurred in the second quarter of 2019 associated with the acceleration of certain equity awards and the extension of the exercise period for certain vested stock options related to the departures of certain executives, including our former chief executive officer.

(2)The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending that resolution.

(3)The excluded amounts represent severance charges associated with the separation of our former chief executive officer and the termination of executive-level employees in connection with the change in chief executive officer and related recruiting fees for the search of a new chief executive officer. For the three months ended December 31, 2019, we incurred $0.1 million in related recruiting fees. For the year ended December 31, 2019, we incurred $4.6 million in executive severance costs, as well as related recruiting fees of $0.5 million. We believe excluding the impact of these terminations and the associated chief executive officer recruiting fees is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.

(4)The excluded amount includes $3.3 million in charges associated with a restructuring plan undertaken in the first quarter of 2019 to improve efficiency and reduce expenses. We believe excluding the impact of these charges is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.

(5)The excluded amounts represent external legal, accounting, consulting and other third-party fees and costs we incurred in connection with the evaluation and negotiation of potential acquisition transactions. These expenses are included in general and administrative expenses in our consolidated statements of operations. We consider these fees and costs, which are associated with potential merger and acquisition transactions outside the normal course of our operations, to be unrelated to our underlying results of operations and believe that their exclusion provides investors with a more complete understanding of the factors and trends affecting our business operations.

(6)There is no income tax impact related to the adjustments made to calculate Non-GAAP net (loss) income because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets for all periods shown.